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                                                                    Exhibit 10.5

                      LICENSE, RIGHTS, AND SUPPLY AGREEMENT

This License, Rights, and Supply Agreement ("Agreement") between Aironet Wireless Communications, Inc., a Delaware corporation, with headquarters at 367 Ghent Road, Suite 300, Fairlawn, Ohio ("Aironet"), and Telxon Corporation, a Delaware corporation, with headquarters at 3330 West Market Street, Akron, Ohio ("Telxon") is entered into as of March 31, 1998.

WHEREAS, Telxon acknowledges that Aironet is the owner of certain technology relating to wireless communications products;

WHEREAS, Telxon is in the business of selling, installing, and servicing wireless network solutions for its customers, including Aironet products;

WHEREAS, Aironet and Telxon have had a close working relationship since Aironet's inception as a Telxon affiliate; and

WHEREAS, both parties desire to enter into a license agreement whereby Telxon may continue to have access to Aironet products and technology in order to satisfy the needs of its customers.

NOW, THEREFORE, based on the mutual rights, obligations, representations, and warranties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1 DEFINITIONS. The following terms shall have the meanings set forth in this Article 1 throughout this Agreement.

1.1 "Access Point" shall mean a wireless network access point device that utilizes Aironet Technology.

1.2 "Aironet Products" shall mean all products, subassemblies, and services that are now or hereafter become available for purchase from Aironet, but shall exclude products or subassemblies that are custom made for individual Aironet customers.

1.3 "Aironet Technology" shall mean all Aironet patents, patent applications, trade secrets, know-how, software, firmware, documentation, copyrights, and other proprietary rights existing prior to and as of the date hereof (and as to patents, that may issue after the date hereof based on patents existing or patent applications initially filed as of the date hereof, including, but not limited to, continuations, continuations in part, divisions, reissues, additions, or extensions) and necessary to exercise rights granted under the License.

1.4 "Bridge Products" shall mean Aironet's wireless point-to-point and multipoint bridge products.


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1.5      "Fully-Burdened Manufacturing Cost" shall mean all costs of manufacturing a product, including labor, materials, and overhead, as accounted for in the regular course of its business by the party manufacturing that product, as timely adjusted for purchase price variance.

1.6 "License" shall mean the licenses under the Aironet Technology (and all intellectual property rights embodied therein) granted by Aironet to Telxon in Articles 2 and 3, and under Aironet intellectual property granted by Aironet to Telxon in Section 8.11.3.

1.7      "Legacy Products" shall mean the products listed in EXHIBIT A.

1.8 "Legacy Software" shall mean all current and prior source and object code for the Legacy Products, including, but not limited to, the software identified in EXHIBIT B under "Legacy Software."

1.9      "MAC" shall mean a media access control unit that utilizes Aironet
         Technology.

1.10 "New Software" shall mean the object code only of Aironet's (i) revised, upgraded and otherwise modified versions of the Legacy Software and of the 802.11 Supported Access Point Software which incorporate significant enhancements or significant added functionality to such software and which together with such software constitutes a single package of new software, (ii) ports of the Legacy Software and the 802.11 Supported Access Point Software to microprocessors not currently supported, (iii) access point software (which, without limitation, supports 802.11) developed on a commercially available real time operating system and (iv) wholly new software.

1.11 "PC Card" shall mean a wireless transceiver in the pc card format that includes both a Radio and a MAC.

1.12 "Profit Margin" shall mean the increment above Aironet's Fully-Burdened Manufacturing Cost in the price of Aironet Products supplied to Telxon under Article 8.

1.13 "Radio" shall mean a wireless transceiver that does not include a MAC and utilizes Aironet Technology.

1.14 "Telxon Derived Products" shall mean Telxon's improvements, refinements, enhancements, modifications, adaptations, revisions, and derivatives of Legacy Products, as a whole or any part.

1.15 "Telxon Derived Software" shall mean Telxon's improvements, refinements, enhancements, modifications, adaptations, revisions, and derivatives of Legacy Software and 802.11 Supported Access Point Software.

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1.16     "Universal Client" shall mean a stand-alone (external) client, suitable for connection to a networked device, that utilizes Aironet Technology.

1.17 "802.11" shall mean the IEEE wireless LAN MAC/PHY specification as ratified in July 1997.

1.18 "802.11 Supported Access Point Software" shall mean Aironet's current Access Point software that supports 802.11 identified in EXHIBIT B under 802.11 Supported Access point Software.

2 LEGACY PRODUCTS AND DERIVATIVES.
  -------------------------------

2.1 LICENSE OF LEGACY PRODUCTS AND DERIVATIVES. Subject to the covenants set forth in Section 2.7, and the other provisions of this Agreement, Aironet hereby grants a perpetual, worldwide, non-exclusive License to Telxon under the Aironet Technology, including all intellectual property rights embodied therein, to:

         2.1.1 LEGACY PRODUCTS. make, support, service, maintain, repair, reconstruct, reconfigure, upgrade, prepare improvements, refinements, enhancements, modifications, adaptations, revisions and derivatives works, integrate, install, combine, network, use, market, sell, offer for sale, lease, and transfer Legacy Products;

         2.1.2 LEGACY SOFTWARE. use, port, copy, compile, decompile, assemble, disassemble, merge, integrate, combine, support, service, maintain, repair, upgrade, and prepare improvements, refinements, enhancements, modifications, adaptations, revisions and derivatives works of the Legacy Software (current and prior versions only of the Legacy Software), both in source and object code forms and to network, install, link, load, market, sell, offer for sale, lease, and transfer copies, in object code form only, of the Legacy Software;

         2.1.3 TELXON DERIVED PRODUCTS. make, support, service, maintain, repair, reconstruct, reconfigure, upgrade, prepare improvements, refinements, enhancements, modifications, adaptations, revisions and derivatives works, integrate, install, combine, network, use, market, sell, offer for sale, lease, and transfer Telxon Derived Products; and

         2.1.4 TELXON DERIVED SOFTWARE. use, port, copy, compile, decompile, assemble, disassemble, merge, integrate, combine, support, service, maintain, repair, upgrade, and prepare improvements, refinements, enhancements, modifications, adaptations, revisions and derivatives works of the Telxon Derived Software (both in source and object code forms) and to network, install, link, load, market, sell, offer for sale, lease, and transfer copies, in object code form only, of the Telxon Derived Software.

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2.2      ROYALTIES FOR LEGACY PRODUCTS AND DERIVATIVES. In consideration for the rights granted and obligations undertaken pursuant to this Agreement, Telxon hereby agrees to pay Aironet royalties for the Legacy Products, Legacy Software, Telxon Derived Products and Telxon Derived Software sold, or otherwise transferred or invoiced, by Telxon (or, as applicable, its subsidiaries), at the rates set forth in SCHEDULE 5, and subject to the provisions of Article 5 "Royalty Rates and Accounting" and Article 9 "Most Favored Customer Protections." No royalties for the use of the Aironet Technology, in accordance with the License grants in this Article 2, shall be due other than as set forth in Article 5 and SCHEDULE 5.

2.3 IMPLIED CUSTOMER LICENSE. Subject to the covenants set forth in Section 2.7, the restrictions imposed by Telxon and the other provisions of this Agreement, Telxon's customers shall have an implied license under the Aironet Technology limited to all customary uses (including, but not limited to, resales) of the Legacy Products and Telxon Derived Products, and any Legacy Software or Telxon Derived Software which is loaded on or provided for hardware products offered by Telxon from time to time, as originally transferred by Telxon.

2.4 CONTRACTORS. Telxon may have the Licensed activities performed by third parties (subject to the terms of this Agreement) that are not direct competitors of Aironet, but other than the implied rights of customers set forth in Section 2.3, 3.5, 8.8 and 8.11.3.3, and the right to establish source code escrows set forth in Section 2.5.3 and 3.73, Telxon shall not otherwise have the right to sublicense the Aironet Technology.

2.5      SOFTWARE LICENSE TERMS.

         2.5.1 VERSIONS PROVIDED. Telxon's License rights under the Aironet Technology is limited to the current and prior versions of the Aironet Technology.

         2.5.2 REVISIONS, UPDATES AND BUG FIXES. Notwithstanding Section 2.5.1, Aironet shall provide to Telxon, bug fixes, revisions, updates, and other modifications in object code form only, as well as corresponding changes to documentation (and in the case of each bug fix, such additional technical documentation as is necessary to enable Telxon to implement the bug fix and to write its own source code therefor), for Legacy Software and Legacy Product firmware, as and when they become available, provided that all bug fixes, revisions, updates and other modifications constituting or to New Software shall be provided by Aironet to Telxon under Section 4.2. Bug fixes, revisions, updates and other modifications provided under this
                  Section 2.5.2 shall constitute part of the software/firmware to which they relate for all purposes of this Agreement and shall not bear a separate royalty from that payable by Telxon upon the original distribution of such underlying software/firmware, and Telxon shall owe no other amounts with respect thereto.

         2.5.3    SOURCE CODE ESCROW. Notwithstanding that the License grants in
                  Section 2.1 restrict the transfer of software to copies of the object code and the transfer restrictions of

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                  Sections 2.7.5 and 2.7.6, upon reasonable notice to Aironet, and upon customary terms, Telxon shall be permitted to place into escrow (with a reliable agent) source code with respect to which it has rights under the License, if so requested by a customer.

2.6 SUPPLIERS AND FOUNDRIES. Aironet shall authorize its suppliers and foundries of custom integrated circuits to sell such components to Telxon for incorporation into Legacy Products and Telxon Derived Products. Should any such suppliers discontinue manufacture of any custom integrated circuit necessary for Telxon to exercise its rights under this Agreement, Aironet shall cooperate with Telxon in securing a second source for such components.

2.7 EXERCISE OF TELXON RIGHTS. In addition to the restrictions set forth elsewhere in this Agreement, Telxon shall not:

         2.7.1 in its exercise of the License grants in Section 2.1 prepare improvements, refinements, enhancements, modifications, adaptations, revisions, and derivatives which (i) with respect to Radios, change other than the form factor, (ii) with respect to Access Points, change other than the backbone interface daughter card(s) or (iii) are 802.11 client radio adapters;

         2.7.2 sell any subassemblies, which utilize Aironet Technology and which are for Legacy Products or Telxon Derived Products, unless they are integrated into such products or are sold as repair or replacement parts for such products, either by Telxon directly to an end user or indirectly through a Telxon reseller, distributor, OEM, or other channel partner or service or repair vendor;

         2.7.3 sell Legacy Products or Telxon Derived Products through its alternate distribution channels except to those partners which are certified to sell complete Telxon integrated PTCs and pen-based products;

         2.7.4 sell Radios unless they are integrated into a Legacy Product, Telxon Derived Product, other products offered by Telxon from time to time, or Aironet Product (whether purchased from Aironet or as licensed in Section 8.11.3), or are to replace Radios in such products;

         2.7.5 transfer copies of any Legacy Software or Telxon Derived Software unless it is embedded in or transferred for loading on a Legacy Product, Telxon Derived Product, other hardware products offered by Telxon from time to time, or Aironet Product (whether purchased from Aironet or as licensed in Section 8.11.3); or

         2.7.6 transfer copies of Aironet's client software included in the Legacy Software unless it is embedded in or transferred for loading on Legacy Products, Telxon Derived Products, Aironet Products (whether purchased from Aironet or as licensed in


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                  Section 8.11.3), 900 MHz DSSS PC Card products or Aerocomm
                  2.4GHz radio adapters.

3        802.11 PRODUCTS.
         -----------------

3.1 PURCHASE OF 802.11 PRODUCTS. Telxon may purchase products which support or comply with 802.11, including, but not limited to, Access Points and PC Cards, from Aironet under Article 8 "Supply of Aironet Products."

3.2 LICENSE OF 802.11 SUPPORTED ACCESS POINT SOFTWARE. Subject to the covenants set forth in this Article 3 and the other provisions of this Agreement, Aironet hereby grants a perpetual, worldwide, non-exclusive License to Telxon under the Aironet Technology, including all intellectual property rights embodied therein, to use, port, copy, compile, decompile, assemble, disassemble, merge, integrate, combine, support, service, maintain, repair, upgrade, and prepare improvements, refinements, enhancements, modifications, adaptations, revisions and derivatives works of the 802.11 Supported Access Point Software (current and prior versions only of the 802.11 Supported Access Point Software, both in source and object code forms) and to network, install, link, load, market, sell, offer for sale, lease, and transfer copies, in object code form only, of the 802.11 Supported Access Point Software.

3.3 ACCESS POINT HARDWARE. The License grants in Sections 2.1.1 and 2.1.3, and the related rights and obligations in Article 2, apply to Access Points on or with which 802.11 Supported Access Point Software or Telxon Derived Software based thereon is to be installed or used. Telxon and Aironet each acknowledges and confirms that Aironet's 802.11 PC Cards are not Legacy Products and, therefore, are not included within the rights granted to Telxon under Article 2 or this Section 3.3.

3.4 ROYALTIES FOR 802.11 SUPPORTED ACCESS POINT SOFTWARE. In consideration for the rights granted and obligations undertaken pursuant to this Agreement, Telxon hereby agrees to pay Aironet royalties for the 802.11 Supported Access Point Software and the Telxon Derived Software based thereon sold, or otherwise transferred or invoiced, by Telxon (or, as applicable, its subsidiaries), at the rates set forth in SCHEDULE 5, and subject to the provisions of Article 5 "Royalty Rates and Accounting" and Article 9 "Most Favored Customer Protections." No royalties for the use of the Aironet Technology, in accordance with the License grants in this Article 3, shall be due other than as set forth in Article 5 and SCHEDULE 5.

3.5      IMPLIED CUSTOMER LICENSE. Subject to the covenants set forth in this
         Article 3, any restrictions imposed by Telxon and the other provisions of this Agreement, Telxon's customers shall have an implied license under the Aironet Technology limited to all customary uses (including, but not limited to, resales) of the 802.11 Supported Access Point Software or Telxon Derived Software based thereon, which is loaded on or provided for hardware products offered by Telxon from time to time, as originally transferred by Telxon.

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3.6      CONTRACTORS. Telxon may have the Licensed activities performed by third parties (subject to the terms of this Agreement) that are not direct competitors of Aironet, but other than the implied rights of customers set forth in Section 2.3, 3.5, 8.8 and 8.11.3.3, and the right to establish source code escrows set forth in Section 2.5.3 and 3.73, Telxon shall not otherwise have the right to sublicense the Aironet Technology.

3.7      SOFTWARE LICENSE TERMS.

         3.7.1 VERSIONS PROVIDED. Telxon's License rights under the Aironet Technology is limited to the current and prior versions of the Aironet Technology.

         3.7.2 REVISIONS, UPDATES AND BUG FIXES. Notwithstanding Section 3.7.1, Aironet shall provide to Telxon, bug fixes, revisions, updates, and other modifications in object code form only, as well as corresponding changes to documentation (and in the case of each bug fix, such additional technical documentation as is necessary to enable Telxon to implement the bug fix and to write its own source code therefor), for the 802.11 Supported Access Point Software, and source and object code for the foregoing which enable the 802.11 Supported Access Point Software to support Aironet's PC 3500 and PC 4500 802.11 compliant pc cards, as and when they become available, provided that all bug fixes, revisions, updates and other modifications constituting or to New Software shall be provided by Aironet to Telxon under Section 4.2. Bug fixes, revisions, updates and other modifications provided under this
                  Section 3.7.2 shall constitute part of the software/firmware to which they relate for all purposes of this Agreement and shall not bear a separate royalty from that payable by Telxon upon the original distribution of such underlying software/firmware, and Telxon shall owe no other amounts with respect thereto.

         3.7.3    SOURCE CODE ESCROW. Notwithstanding that the License grant in
                  Section 3.2 restricts the transfer of software to copies of the object code and the transfer restrictions of Section 3.8, upon reasonable notice to Aironet, and upon customary terms, Telxon shall be permitted to place into escrow (with a reliable agent) source code with respect to which it has rights under the License, if so requested by a customer.

3.8 EXERCISE OF TELXON RIGHTS. In addition to the restrictions set forth elsewhere in this Agreement, Telxon shall not transfer copies of 802.11 Supported Access Point Software or Telxon Derived Software based thereon unless it is embedded in or transferred for loading on a Legacy Product, Telxon Derived Product, other hardware products offered by Telxon from time to time, or Aironet Product (whether purchased from Aironet or as licensed in Section 8.11.3).

4        NEW PRODUCTS.
         -------------


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4.1      NEW HARDWARE. Telxon may purchase new Aironet Products from Aironet under Article 8 "Supply of Aironet Products."

4.2 NEW SOFTWARE. New Software in object code form only shall be provided by Aironet to Telxon at reasonable negotiated prices and terms, not to exceed the prices charged, and on terms no less favorable than those extended, to its most favored customers for similar works or deliverables. Aironet will use its reasonable best efforts to (i) make available under this Section 4.2 no later than March 31, 1999, fully functional access point software in object code form only, which, without limitation, supports 802.11, developed on a commercially available real time operating system and (ii) assist Telxon in its porting to the real time operating system referred to in clause (i) of any improvements, additions, or modifications made by or for Telxon to the 802.11 Supported Access Point Software, and Telxon shall pay Aironet for such assistance at Aironet's cost plus fifty percent (50%).

5 ROYALTY RATES AND ACCOUNTING. The royalties payable by Telxon to Aironet for the Legacy Products, Legacy Software, Telxon Derived Products, Telxon Derived Software and 802.11 Supported Access Point Software sold, or otherwise transferred or invoiced, by Telxon (or, as applicable, its subsidiaries) are set forth in SCHEDULE 5. Telxon's obligation to pay such royalties is subject to the provisions of this
         Article 5 and Article 9. Only a single royalty shall be due with respect to any individual unit of any product or individual copy of any software, and neither the separate references to this Article 5 and
         SCHEDULE 5 in Sections 2.2 and 3.4, nor any other provision of this Agreement, shall be construed to give rise to any duplicative royalties. No royalties for the use of the Aironet Technology, in accordance with the License, shall be due other than as set forth in this Article 5 and SCHEDULE 5.

5.1 Royalties shall be earned by Aironet upon the initial shipment or other transfer to or invoicing of customers by Telxon (or, as applicable, its subsidiaries) for any individual unit of any product or individual copy of any software upon which a royalty is payable under this Article 5 and SCHEDULE 5.

5.2 Royalties shall not be payable with respect to products or software transferred for promotional, "test and demo," maintenance or warranty purposes or by Telxon to its subsidiaries until sold by such subsidiaries, or for products sold to Aironet.

5.3 The royalties for each month shall be reported by Telxon to Aironet in accordance with Section 13.1.

5.4 The royalties for each month shall be paid by Telxon to Aironet within ten (10) business days after the last day of the month. Allowances for returns shall be dealt with equitably by mutual agreement of the parties.


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6        DELIVERY. To the extent not already in Telxon's possession, Aironet shall promptly arrange for the delivery or transmission to Telxon of all tangible forms of the Aironet Technology that may be necessary or useful for Telxon to exercise its rights under the License, including, for example, source and object code, documentation, procedures, engineering drawings, manufacturing specifications, know how, schematics, diagnostic programs, test procedures and specifications, vendor and parts lists, technical bulletins, and the like, related to Legacy Products, Legacy Software and 802.11 Supported Access Point Software, and to utilize such items in exercising its License rights under Articles 2 and 3 and Section 8.11.3.

7        PROPRIETARY RIGHTS.

7.1 RELATIVE OWNERSHIP RIGHTS. Neither Telxon nor Aironet shall acquire any ownership interest in the other's intellectual property rights as a result of this Agreement. Telxon acknowledges that the Aironet Technology is Aironet's sole property, and that Telxon has no right, title, or interest in or thereto except as granted in the License. Aironet's and Telxon's intellectual property rights shall remain separate property notwithstanding that they may both be embodied in the same devices or software, and no such devices or software shall be, or be deemed to be, a joint work, compilation, or any other type of work of multiple authorship by reason of this Agreement.

7.2 TRADEMARKS. Telxon and Aironet each agree that their products shall not carry any of trademarks of the other; provided, however, that Telxon's current use of Aironet's trademarks may continue until the sooner of
         (i) July 31, 1998 or (ii) at such time as Telxon's manufacturing facility has retooled to discontinue its use thereof; provided, however, that in the event that Telxon has used reasonable commercial efforts and is nonetheless unable to discontinue its use of Aironet's trademarks by July 31, 1998, Aironet will not unreasonably withhold its consent to extend such deadline by an additional one hundred twenty
         (120) days. To the extent either party distributes the products of the other, that party may identify itself as an authorized distributor of the other's products, and may utilize the other's trademarks in connection with advertising such products, subject to the owner's review and approval, if requested.

7.3 PROPRIETARY NOTICES. As Aironet may reasonably request, Telxon shall mark all Licensed products with any proprietary rights notices required either (a) by or in accordance with law or (b) to prevent prejudice to the intellectual property rights embodied therein.

8 SUPPLY OF AIRONET PRODUCTS. At prices determined in accordance with the formulas and terms set forth in SCHEDULE 8, Aironet shall sell Aironet Products to Telxon on the terms and conditions set forth in this
         Article 8 subject to the provisions of Article 9 "Most Favored Customer Protection."

8.1      ORDERS.

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         8.1.1    Each order by Telxon for Aironet Products must be in writing and received by Aironet from Telxon's manufacturing division, and not from Telxon's subsidiaries or customers.

         8.1.2 In the event that demand for Aironet Products exceeds supply, Aironet will allocate available supply to fulfill orders for Telxon vis a vis its other customers on a first order in, first order out basis.

         8.1.3 This Agreement is a master agreement. As such, the terms of this Agreement shall automatically be deemed incorporated into any purchase order, order acknowledgment, invoice or similar document (each an "Order Document") issued or given by either party in connection with its purchase or sale of Aironet Products or services. No term or condition of any Order Document shall be of any force or effect whatsoever except to provide or establish in accordance with this Agreement the:
                  (a) Product model number (including any options or accessories) and quantity; (b) shipping date, ship-to address, actual or estimated Shipping and Government Charges (as defined below) and other delivery instructions; and (c) any other special information required with respect to the order.

8.2 FORECASTS. Beginning on May 1, 1998, and on the first day of each month thereafter, Telxon shall provide to Aironet a written forecast of Telxon's estimated requirements of the Aironet Products to be purchased during the twelve (12) month period next following (the "Forecast(s)"). Each Forecast made three (3) months prior to the date on which a Telxon order is received by Aironet is referred to as a "Lead Time Forecast." The Forecasts are for planning purposes only, and shall not constitute a commitment by Telxon to purchase any of the Aironet Products; provided, however, Telxon shall use its best efforts not to over or under estimate its Lead Time Forecasts by more than fifteen percent (15%).

8.3      LEAD TIME; POSTPONEMENTS AND CANCELLATIONS.

         8.3.1 Aironet's minimum lead time for delivery to Telxon of any order shall be ninety (90) days. If Telxon requires any delivery on an expedited basis, Aironet shall use reasonable commercial efforts to accommodate such requirement.

         8.3.2 Telxon: (a) may not postpone delivery of its orders within the thirty (30) day period prior to the originally scheduled shipping date; (b) may postpone delivery for up to sixty (60) days once within the period between thirty one (31) and ninety
                  (90) days prior to the scheduled shipping date; and (c) may postpone delivery indefinitely at any time at least ninety one
                  (91) days prior to the scheduled shipping date.

         8.3.3    Telxon may cancel its orders at any time at least ninety one
                  (91) days prior to the originally scheduled shipping date.


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8.4      PRICES. The prices that Aironet will charge Telxon for Aironet Products shall be determined according to the formulas set forth in SCHEDULE 8, subject to the provisions of this Article 8 and Article 9. In addition to the prices due under this Article 8, Telxon shall pay the following (collectively, "Shipping and Government Charges") with respect to all Aironet Products purchased by it from Aironet: (i) all freight, shipping and insurance and handling charges for the shipment of Aironet Products from Aironet's shipping point within the United States (the "Shipping Point") to Telxon's ship-to point; and (ii) any and all applicable sales, use, excise, import, export, value-added or other taxes or duties, customs, permit or license fees and similar charges of any government or governmental authority incurred in connection with shipment from the Shipping Point to Telxon's ship-to point.

         8.4.1 Aironet shall provide not less than ninety (90) days prior written notice to Telxon of any increase in the prices payable under this Article 8. No increase in prices shall apply to orders placed by Telxon within the notice period.

8.5 PAYMENT. Telxon's payment for orders hereunder and of the Shipping and Government Charges with respect thereto (to the extent the actual amounts thereof are not known prior to shipment, Aironet's reasonable estimate of such charges) shall be made by Telxon to Aironet net thirty
         (30) days from invoice date (which shall not be prior to the date of shipment from the Shipping Point (the "Shipping Date")). Aironet may assess late charges of up to one and one half percent (1.5%) per month for past due payments. Telxon, at its election, shall receive a credit or refund from Aironet for all overpayments by Telxon of Shipping and Government Charges.

8.6      SHIPMENT.

         8.6.1 The method of shipment of orders hereunder and carrier will be chosen by Aironet unless Telxon provides Aironet with written instructions otherwise.

         8.6.2 Aironet will ship all orders to Telxon's manufacturing facilities. Aironet will not unreasonably refuse to drop ship orders to other addresses on an order by order basis.

         8.6.3 Risk of loss and title to all Aironet Products sold to Telxon shall pass to Telxon when the Aironet Products are tendered to the carrier at Aironet*s Shipping Point.

8.7 PRODUCT WARRANTY.

         8.7.1 Aironet warrants to Telxon that, effective as of July 1, 1997, each Aironet Product purchased from Aironet will meet all specifications and will be free from defects in materials and workmanship under normal use and service for a period of one
                  (1) year from the Shipping Date. Telxon acknowledges that for Aironet Products manufactured prior to July 1, 1997, the warranty period was ninety (90) days.

         8.7.2 Aironet will deal and is liable only with and to Telxon, and not with or to any customer of Telxon or other subsequent transferee of any Aironet Product. Telxon shall return any defective Aironet Product, freight and insurance collect, to such service address as Aironet shall designate, in accordance with reasonable material authorization procedures established by Aironet.

         8.7.3 From the time it is first notified, Aironet shall use its best efforts to determine the cause of any Aironet Product failure or defect on a continuous and expedited basis. If such failure or defect is the result of a design defect, Aironet will provide Telxon with replacement Aironet Products that incorporate design corrections on a best-efforts basis after such discovery. If a failure or defect of an Aironet Product is the result of defects in material or workmanship, at Aironet's option and expense, Aironet will repair or replace the Aironet Product within fifteen (15) days of Aironet's receipt of the defective unit. In the event that Aironet is unable to correct a design defect or to repair the Aironet Product or is unable to replace the defective Aironet Product with a non-defective Aironet Product, then Aironet shall refund Telxon's purchase price, reduced by an appropriate amount for prior use. Replaced parts and products become the property of Aironet.

         8.7.4 Repaired or replaced units will be returned to Telxon freight and insurance prepaid.

         8.7.5 The warranty set forth in this Section 8.7 does not apply to any Aironet Product to the extent the product's defect is caused by: (a) use or operating or environmental conditions not in compliance with Aironet specifications; (b) abuse, misuse, damage, accident, alteration or neglect of maintenance; (c) unauthorized repair; or (d) improper installation.

         8.7.6 Except as expressly set forth in this Section 8.7 and subject to the provisions of Section 8.9, AIRONET MAKES NO WARRANTY OF ANY KIND WITH RESPECT TO ANY AIRONET PRODUCTS SOLD TO TELXON, WHETHER EXPRESS OR IMPLIED OR ARISING UNDER ANY STATUTE OR FROM ANY COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER PROMISE OR REPRESENTATION WITH RESPECT TO THE AIRONET PRODUCTS, INCLUDING, WITHOUT LIMITATION, THEIR CONDITION, FREEDOM FROM ANY LATENT OR PATENT DEFECT OR CONFORMITY TO ANY DESCRIPTION THEREOF.

         8.7.7 This Section 8.7 and Section 8.9 are the sole basis for liability on the part of Aironet respecting the condition, quality, use, performance, repair and replacement of Aironet Products.

8.8 TELXON AND CUSTOMER RIGHTS. Telxon, as the purchaser of Aironet Products under this Article 8 and the licensee of New Software, and, subject to any restrictions imposed by Telxon, each person or entity to whom Telxon transfers an Aironet Product or New Software which is loaded on or provided for hardware products offered by Telxon from time to time, as originally transferred by Telxon, shall have an implied, non-exclusive, worldwide, perpetual, royalty-free license under the Aironet Technology or other intellectual property embodied in such products or software to use, support, service, maintain, repair, integrate into other products, install, combine, network, market, sell, offer for sale, lease, and transfer such products, but not such software separate from the hardware products with which it is transferred. Telxon agrees to utilize commercially reasonable licensing terms with respect to copies of software integrated in Aironet Products that Telxon transfers to its customers, but no less restrictive than the terms utilized by Telxon in the sale of its own products to its customers or, if more restrictive, those required under Section 8.12 with respect to third party software.

8.9.  PATENT AND COPYRIGHT INDEMNIFICATION.

         8.9.1 Aironet agrees to defend (with counsel of Aironet's choosing which is reasonably acceptable to Telxon) or settle any claim against Telxon that any Aironet Product infringes any United States copyrights or patents of any third party and to pay all costs and damages finally awarded by a court of competent jurisdiction with respect to such claim, provided that: (a) Telxon promptly notifies Aironet in writing of the assertion of such claim; and (b) Telxon and any affected customer(s) cooperate fully with Aironet in the defense of such claim and any related settlement negotiations.

         8.9.2 Aironet shall keep Telxon fully informed of the progress of any litigation and settlement negotiations involving any infringement claims. At Telxon's own cost, Telxon shall have the right to enter its own defense.

         8.9.3 In the event that any Aironet Product is likely in Aironet's opinion to, or does, become the subject of an infringement claim, Aironet shall have the right, at its option and expense, to procure for the user the right to continue to use the subject Aironet Product or to modify or replace such Aironet Product to make it non-infringing; provided, however, that if none of the foregoing options is available on commercially reasonable terms, Aironet may require the return of the Aironet Product in exchange for a refund of the amount paid by Telxon for the Aironet Product, reduced by an appropriate amount for prior use.

         8.9.4 Aironet shall have no obligation under this Section 8.9 where an otherwise non-infringing Aironet Product is made infringing because the Aironet Product has been: (a) modified by anyone other than Aironet; (b) interconnected or otherwise combined or used in conjunction with any hardware, software or other equipment or device which was neither made, furnished nor approved by Aironet; or
                  (c) used in a manner for which it was not designed or otherwise contrary to its intended purpose.

         8.9.5 This Section 8.9 states Aironet's entire liability with respect to any infringements of copyrights and patents by any Aironet Product.

8.10   NEW PRODUCTS; PRODUCT CHANGES.

         8.10.1 Aironet shall provide Telxon with written notice of the introduction of any new Aironet Product. Such notice shall be provided promptly, when and as available.

         8.10.2 Aironet shall give Telxon written notice at least ninety (90) days prior to implementing any material changes to the form, fit or function or any modification, enhancement, upgrade, engineering change or the like of any Aironet Products except for Radios, with respect to which Aironet shall give Telxon written notice at least one hundred eighty (180) days prior to implementing any material changes to the form, fit or function.

         8.10.3 Aironet shall fulfill Telxon's purchase orders placed during the ninety (90) or one hundred eighty (180) day period provided for in Section 8.10.2, as applicable, under the old specifications, unless otherwise specified by Telxon.

8.11 DISCONTINUED PRODUCTS.

         8.11.1 NOTICE. Aironet shall give Telxon written notice at least one hundred eighty (180) days prior to discontinuing production of any Aironet Product.

         8.11.2 ORDERS. Aironet shall fulfill Telxon's purchase orders for the discontinued product placed during the one hundred eighty
                  (180) day period provided for in Section 8.11.1.

         8.11.3   MANUFACTURING RIGHTS. Subject to the covenants in Section
                  8.11.3.6 and the other provisions of this Agreement, Aironet hereby grants a perpetual, worldwide, non-exclusive License to Telxon under all Aironet intellectual property rights necessary to make, copy, assemble, merge, link, load, support, service, maintain, repair, integrate, install, combine, network, use, market, sell, offer for sale, lease, and transfer Aironet Products that (i) shall have been sold by Telxon to any customer(s), (ii) are hereafter discontinued by Aironet and (iii) are required for Telxon's continued support of such customer(s). Such License is limited to the discontinued Aironet Product in the form and having the specifications that exist at the time of discontinuance, without modification or enhancement.

                  8.11.3.1 NO AIRONET CUSTOMER SUPPORT. Aironet assumes no
                           responsibility (such as warranty and end-user support) for any discontinued Aironet Products made by or for Telxon pursuant to this Section 8.11.3.

                  8.11.3.2 ROYALTIES. In consideration for the rights granted and obligations undertaken pursuant to this Agreement, Telxon hereby agrees to pay Aironet royalties for each unit of discontinued Aironet Product sold, or otherwise transferred or invoiced, by Telxon (or, as applicable, its subsidiaries), at the rates set forth in SCHEDULE 8, and in accordance with the principles in Article 5, and subject to the provisions of Article 9 "Most Favored Customer Protection." Royalties shall not be payable with respect to discontinued Aironet Products transferred for promotional, "test and demo," maintenance or warranty purposes or by Telxon to its subsidiaries until sold by such subsidiaries, or for products sold to Aironet. Allowances for returns shall be dealt with equitably by mutual agreement of the parties. No royalties for discontinued Aironet Products manufactured in accordance with the License grant in
                           Section 8.11.3 shall be due other than as set forth in this Section 8.11.3.2 and SCHEDULE 8, and no other provision of this Agreement shall be construed to give rise to any duplicative royalties.

                  8.11.3.3 IMPLIED CUSTOMER LICENSE. Subject to any restrictions imposed by Telxon, the covenants set forth in Section
                           8.11.3.6 and the other provisions of this Agreement, Telxon's customers shall have an implied license to all customary uses (including, but not limited to, resales) of the discontinued Aironet Products as originally transferred by Telxon.

                  8.11.3.4 CONTRACTORS. Telxon may have the Licensed activities performed by third parties (subject to the terms of this Agreement) that are not direct competitors of Aironet, but other than the implied rights of customers set forth in Section 2.3, 3.5, 8.8 and 8.11.3.3, and the right to establish source code escrows set forth in Section 2.5.3 and 3.73, Telxon shall not otherwise have the right to sublicense Aironet's intellectual property.

                  8.11.3.5 SUPPLIERS AND FOUNDRIES. Aironet shall authorize its suppliers and foundries of custom integrated circuits to sell such components to Telxon for incorporation into discontinued Aironet Products Licensed under this Section 8.11.3. Should any such suppliers discontinue manufacture of any custom integrated circuit necessary for Telxon to exercise its rights under this Agreement, Aironet shall cooperate with Telxon in securing a second source for such components.

      8.11.3.6 EXERCISE OF TELXON RIGHTS. In addition to the restrictions set forth elsewhere in this Agreement, Telxon shall not:

                8.11.3.6.1 in its exercise of the License grant in Section
                           8.11.3 prepare improvements, refinements, enhancements, modifications, adaptations, revisions, or derivatives of the discontinued Aironet Products;

                8.11.3.6.2 sell any subassemblies, which utilize Aironet
                           intellectual property and which are for discontinued Aironet Products, unless they are integrated into such products or are sold as repair or replacement parts for such products, either by Telxon directly to an end user or indirectly through a Telxon reseller, distributor, OEM, or other channel partner or service or repair vendor;

               8.11.3.6.3 sell discontinued Aironet Products through its
                           alternate distribution channels except to those partners which are certified to sell complete Telxon integrated PTCs and pen-based products;

               8.11.3.6.4 sell discontinued Aironet Products which are radios unless they are integrated into a product offered by Telxon from time to time, or are to replace radios in such products; or

               8.11.3.6.5 transfer copies of any software included in any such discontinued Aironet Product unless it is embedded in or transferred for loading on such product.

8.12     THIRD PARTY SOFTWARE.

         8.12.1 Aironet Products purchased by Telxon from Aironet may contain, as embedded therein or otherwise pre-installed thereon, or be accompanied by, third party software and firmware (collectively, "Third Party Software"). The price for each Aironet Product includes a non-exclusive, royalty-free license to: (a) distribute the Third Party Software as embedded, but only as embedded, with the Aironet Products; and (b) to use the Third Party Software as embedded, but only as embedded, with the Aironet Products. The Third Party Software may be distributed only embedded in the Aironet Products, in the same form such Third Party Software and Aironet Products were provided to Telxon by Aironet.

         8.12.2 Telxon's written or shrink wrap licenses shall contain provisions similar to the following in order to protect the Third Party Software: (a) an acknowledgment that a third party owns all title to the Third Party Software and all patent, copyright and other intellectual property rights relating thereto and that the Third Party Software is being licensed (not sold) to such customer solely for and in connection with its use of products in which it is imbedded or with which it is accompanied; (b) an agreement not to adapt, modify, prepare derivative works of, copy, reverse engineer, disassemble, decompile, or "unlock" the code of the Third Party Software; and (c) an agreement to bind any transferee of the Third Party Software to an agreement at least as restrictive as such agreements.

         8.12.3 To the extent available to Aironet, Aironet shall provide Telxon with updates and upgrades to the Third Party Software on the same terms and conditions as such updates and upgrades are available to Aironet.

8.13 IMPORTS AND EXPORTS. For Aironet Products sourced outside of the United States customs territory with respect to the importation of which Telxon requests that it be the importer of record, Aironet shall provide Telxon with all documentation necessary to facilitate the importation. Where Telxon is not the importer of record, then Aironet shall provide Telxon with all import documentation and certificates necessary for Telxon's duty drawback claims.

9 MOST FAVORED CUSTOMER PROTECTIONS. The royalty rates payable by Telxon under Article 5 (and referred to in Sections 2.2 and 3.4) and Section 8.11.3, and the prices payable by Telxon under Article 8, shall be subject to reduction as set forth in this Article 9.

9.1 The royalties payable by Telxon under Article 5 (and referred to in Sections 2.2 and 3.4) and Section 8.11.3.2 shall not exceed the best royalty rates charged, and the best non-pricing terms provided, by Aironet to any of its licensees, excluding licensees from whom Aironet earns materially greater annual aggregate royalties than those earned from Telxon.

9.2 The prices payable by Telxon under Section 8.4, or any other amounts payable by Telxon to Aironet for goods or services, shall not exceed the best prices charged, and the best non-pricing terms provided, by Aironet to any of its customers, excluding customers from whom Aironet earns materially greater annual aggregate gross profit than that from the Profit Margin and other business (which does not include the royalties payable by Telxon under Article 5 [and referred to in Sections 2.2 and 3.4] or Section 8.11.3.2) earned from Telxon, or any promotional sales by Aironet.

9.3 Aironet shall report to Telxon on a timely basis any new, more favorable royalty rates, prices or other charges or terms that apply to Telxon under this Article 9.

10 IMAP FEES. Telxon shall be entitled to receive customer referral "IMAP Fees" as set forth in this Article 10 at the rates and on the amounts set forth in SCHEDULE 10.

         10.1 Subject to later adjustments and rebillings for returns and allowances, IMAP Fees shall be earned upon Aironet's shipment of the Aironet Products upon which the IMAP Fees are payable, and shall be paid no later than the last day of the month immediately following the month of such shipment.

         11 INSTALLATION, SERVICE AND SUPPORT. Aironet shall provide a dedicated sales representative to Telxon to service Telxon's purchase of Aironet Products hereunder, and to make joint sales calls with Telxon to Telxon's customers; provided, however, that Aironet shall not be responsible to Telxon's customers for installation, service, support, or warranty obligations with respect to Legacy Products, Telxon Derived Products, or Aironet Products.

         11.1 Aironet will provide Telxon with formal training on all Legacy Software and 802.11 Supported Access Point Software and repair training on all Legacy Products (and subassemblies thereof) at reasonable rates and for reimbursement of reasonable expenses. A minimum of two (2) copies of all course material will be provided to Telxon at the time of training. Telxon will have the right to duplicate such material without restriction for internal use only.

         11.2 Aironet shall maintain a sufficient number of personnel dedicated to Telxon to fulfill Aironet's obligations under this Article 11. Aironet will also designate a key contact for Telxon within its software development and/or support organization for resolution of software (with respect to software for which only object code has been provided), hardware, interoperability, product assembly, subassembly and component-level support issues with respect to Telxon's implementation of the Aironet Technology in Legacy Products, Legacy Software, 802.11 Supported Access Point Software, Telxon Derived Products, and Telxon Derived Software as well as for sales of Aironet Products. The key contact will respond to problems in the following time frames:

                  11.2.1 system down/end-user operations severely affected - within 8 hours;

                  11.2.2 unit down/end-user operational/part of operations down - within 24 hours;

                  11.2.3 intermittent problem/end-user operational but inconvenienced - within 24 hours; and

                  11.2.4 routine technical assistance calls/no operational impact - within 5 days.

                  The Aironet key contact will be responsible for all Telxon-reported support problems and will act as the Telxon advocate for all technical issues referred to Aironet.

         11.3 Aironet shall provide a dedicated support representative to Telxon to assist Telxon in its development of Telxon Derived Products and Telxon Derived Software (in general and based on 802.11 Supported Access Point Software).

12 ENGINEERING SERVICES. Aironet shall provide reasonable engineering services in support of requests by Telxon for assistance in its manufacture of Legacy Products. All Aironet engineering services provided pursuant to this Article 12 shall be paid by Telxon at Aironet's cost plus fifty percent (50%).

13       REPORTS, BOOKS, AND RECORDS.

13.1 Within five (5) business days after the last day of each month, each party shall report to the other, in writing, the sales, costs, earnings, or other financial data relevant under any section of this Agreement during such month. Each party shall accompany any payments to the other with a written report setting forth all amounts owed for the period covered by the payment, with supporting computations and descriptions of transactions giving rise to the payment obligation. Such reports shall be held by the recipient as Confidential Information (defined in Section 18.3) and shall be used solely in connection with this Agreement.

13.2 Each party shall prepare and maintain on a current basis complete and accurate books and records, in accordance with generally accepted accounting principles, sufficient to document compliance with this Agreement. All such books and records shall be retained for at least three (3) years from the date they are created.

13.3 At the request of Aironet and during the normal business hours of Telxon, no more than once in any twelve (12) month period, Telxon shall permit a "Big Six" firm of accountants, selected by Aironet, to have access to such books, records and inventories as may be necessary to determine the correctness of any report or payment made under this Agreement. Such audits shall be conducted at the cost of Aironet, except that if any such audit should reveal an underpayment of royalties due hereunder of greater than fifteen percent (15%) for any period audited, Telxon shall bear the cost of such audit, and promptly pay such underpaid amount.

13.4 At the request of Telxon and during the normal business hours of Aironet, no more than once in any twelve (12) month period, Aironet shall permit a "Big Six" firm of accountants, selected by Telxon, to have access to such books, records and inventories as may be necessary to determine the correctness of any report or cost upon which Telxon pays royalties, Profit Margins or IMAP Fees under this Agreement. Such audits shall be conducted at the cost of Telxon, except that if any such audit should reveal an overstatement of costs previously reported to Telxon of greater than fifteen percent (15%) for any period audited, Aironet shall bear the cost of such audit, and promptly repay any amount overpaid by Telxon as a consequence of such overstatement.

13.5 Prior to allowing any audit permitted by Sections 13.3 and 13.4, a party may require that the auditor agree in writing to only reveal to its client such information as is required to verify compliance with this Agreement, and not to reveal to its client any other details of its audit or any other information learned during its audit, and in no instance will the auditors disclose any competitive information, including any customer, pricing, or cost information.

14 PROTECTION FROM INFRINGEMENTS. Each Party shall promptly notify the other Party if it becomes aware of any infringement or potential infringement of intellectual property rights in the Aironet Technology. Aironet shall have the right, at its discretion, to take such action as it deems advisable for the protection of Aironet's rights in the Aironet Technology, but except as set forth in Sections 8.9 and 18.4, and subject to Section 18.5, it shall not have the obligation to do so. At Aironet's request, Telxon agrees to cooperate reasonably in any such action at Aironet's expense.

15       REPRESENTATIONS AND WARRANTIES.

15.1     Telxon hereby represents, warrants and agrees that it shall:

         15.1.1 not reverse engineer, disassemble, or make derivative versions of (a) any custom integrated circuits included in the Legacy Products, (b) any software provided by Aironet to Telxon in only object code form, or (c) any Aironet Products, to the extent any such action would infringe any of Aironet's proprietary rights not licensed hereunder;

         15.1.2 at all times act to protect Aironet's intellectual property rights in the Aironet Technology with the same level of diligence and care that it takes to protect its own intellectual property rights, but in no case less than a reasonable degree of care;

         15.1.3 maintain high standards of quality in Telxon Derived Products that incorporate an Aironet Product, and in the installation, service, and support of such Telxon Derived Products and of Aironet Products;

         15.1.4 comply in all material respects with all applicable laws, rules, and regulations in its performance hereunder, and all products licensed hereunder made by or for it shall be in material compliance with all applicable laws, rules, and regulations; and

         15.1.5 not permit its customers to re-label or private label any Aironet Products, except that this prohibition shall not apply to sales of any Aironet Products by Telxon to IBM, re-labeled with IBM's private label.

15.2     Aironet hereby represents, warrants and agrees that:

         15.2.1   it has all rights necessary to grant the License;

         15.2.2 all software provided pursuant to this Agreement shall function in conformance with specifications for a period of ninety (90) days after delivery;

         15.2.3 Telxon's exercise, in accordance with the terms of this Agreement, of the rights granted to it under the License shall not infringe the United States intellectual property rights of third parties;

         15.2.4 it will perform all of its warranty, service, and support obligations to Telxon in a professional manner, consistent with current industry standards;

         15.2.5 at the relevant time, it shall have obtained all regulatory approvals that may be required for the sale or use of Legacy Products, Legacy Software, 802.11 Supported Access Point Software, New Software and Aironet Products;

         15.2.6 its performance hereunder, the Aironet Products, Legacy Software, 802.11 Supported Access Point Software, New Software and Legacy Products (to the extent manufactured by or for Telxon pursuant to the specifications provided hereunder), shall be in material compliance with all applicable laws, rules, and regulations; and

         15.2.7 the design and functionality (hardware, firmware, and software) of Legacy Products, Legacy Software, 802.11 Supported Access Point Software, New Software and Aironet Products are and shall be "Year 2000" compliant.

16 DISCLAIMER. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES 8 AND 15 ARE EXCLUSIVE. BOTH PARTIES HEREBY DISCLAIM ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

17 TERMINATION. Neither party shall have the right to terminate this Agreement for any reason. Both parties acknowledge that money damages and/or injunctive relief are a sufficient remedy for any breach hereof. All licenses granted by Aironet to Telxon herein are perpetual, which for purposes of this Agreement shall mean the period of at least ninety nine (99) years. Other than for equitable relief to enjoin or restrain a breach hereof, which may be sought immediately, a non-breaching party shall give the breaching party at least thirty (30) days written notice of its intention to bring suit, prior to bringing suit, specifying the claimed breach with sufficient specificity to allow the breaching party to cure the alleged breach.

18       GENERAL PROVISIONS.

18.1 BANKRUPTCY. This Agreement is a license of Intellectual Property within the meaning of Section 365(n) of the United States Bankruptcy Code. Aironet is the licensor and Telxon is the licensee hereunder. If
         Section 365(n) of the United States Bankruptcy Code (or any successor provision) is applicable, and the trustee or debtor-in-possession has rejected this Agreement and Telxon has elected to retain its rights hereunder, then upon written request of Telxon, to the extent Telxon is otherwise entitled hereunder, the trustee or debtor-in-possession shall provide to Telxon any intellectual property (including embodiments thereof) held by the trustee or debtor-in-possession. Unless and until the trustee or debtor-in-possession rejects this Agreement, on the written request of Telxon, to the extent Telxon is otherwise entitled hereunder, the trustee or debtor-in-possession shall provide to Telxon such intellectual property (including any embodiment of such intellectual property to the extent protected by applicable non-bankruptcy law) held by the trustee or debtor-in-possession.

18.2 ASSIGNMENT. Except as expressly permitted herein, this Agreement (and the rights and obligations accruing hereunder) may not be assigned by either party without the express written consent of the other party in its sole discretion.

18.3     CONFIDENTIALITY.

         18.3.1 Each party has developed a substantial amount of valuable Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean this Agreement, as well as any other agreement between Aironet and Telxon, the documentation and any information and data marked as confidential or which the receiving party knows, or has reason to know given the circumstances in which it was disclosed, is confidential, including but not limited to proprietary, technical, developmental, specifications (including those set forth on SCHEDULE 18.3.1), future product plans, financial, pricing, marketing, sales, operating, performance, cost, know-how, business and process information, computer programming techniques, source and object codes, algorithms, applications, operating system, data base, communication and other computer software, and all record-bearing media containing or disclosing such information and techniques which are disclosed pursuant to this Agreement.

         18.3.2 All Confidential Information of the other party in the possession of a party, or delivered to it pursuant to this
                  Agreement: (a) shall not be distributed, disclosed, or disseminated in any way or form by the recipient to anyone except its own employees who have a reasonable need to know, to its contractors in furtherance of its rights hereunder, and pursuant to governmental or court order; (b) shall be treated by the recipient with the same degree of care to avoid disclosure to any third party as is used with respect to recipient's own information of like importance which is to be kept secret, but not less than reasonable care; and (c) shall not be used by the recipient for its own purposes, except in furtherance of the recipient's rights hereunder, without the express prior written permission of the disclosing party.

         18.3.3 For purposes of this Section 18.3, the following information shall not be deemed Confidential Information: (a) information of the other party which, at the time of disclosure is, through no fault of the recipient, part of the public domain (provided that any particular Confidential Information which has not itself directly become a part of the public domain shall not be deemed to have become public because it may be summarized, or otherwise referenced without specific disclosure thereof, in a generalized description made available to the public and that the public disclosure of any feature(s) or component(s) of any Confidential Information shall not be deemed to constitute any other feature or component thereof not so disclosed); and (b) information which, subsequent to disclosure, is obtained by recipient without restriction as to confidential treatment from a third party who is lawfully in possession of such information and not in violation of any contractual, legal or fiduciary obligation with respect to such information.

         18.4 INDEMNITIES. Each party shall indemnify, defend, and hold harmless the other party and its affiliates, officers, directors, employees, and agents from and against any and all losses, liabilities, claims, and expenses (including, without limitation, reasonable attorneys' fees) which result from or arise in connection with any breach by the indemnifying party of any of its representations, warranties, or covenants made in this Agreement. The indemnified party shall promptly notify the indemnifying party of any such indemnity obligation and the latter shall have control of the payment, defense, and/or settlement of any such loss, liability, claim, or expense, subject to the reasonable consent of the indemnified party as to choice of counsel and settlement.

         18.5 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OR LOST PROFITS ARISING OUT OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT, AND IRRESPECTIVE OF WHETHER IT HAS ADVISED OR HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

         18.6 NON-SOLICITATION. Neither party shall solicit for employment the employees of the other party. Further, neither party may employ any former employee of the other party until at least one year has elapsed from the date of the former employee's separation from employment service with the party, absent agreement by the parties to the contrary.

         18.7 NO PARTNERSHIP, JOINT VENTURE, OR AGENCY. This Agreement shall not be construed to create a partnership, joint venture, agency relationship, or any similar arrangement between the parties for any purpose whatsoever.

         18.8 FORCE MAJEURE. Neither party shall be liable for any loss or damage, or be deemed to be in breach of this Agreement, to the extent that performance of such party's obligations is delayed or prevented as a result of any event or circumstance beyond its reasonable control.

         18.9 SEVERABILITY; COUNTERPARTS. This Agreement is severable. Any determination by a court of competent jurisdiction that a provision of this Agreement is not enforceable shall not prevent enforcement of the remaining provisions. This Agreement may be executed in two or more counterparts, each of which shall be deemed and enforceable as an original, and all of which together shall constitute one and the same instrument.

         18.10 GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by and construed under the laws of the State of Ohio, without regard to the conflict of laws principles thereof. Subject the right of either party to submit any dispute under this Agreement to arbitration as provided in this Section 18.10, the Parties hereby consent to the exclusive jurisdiction of the federal and state courts located in Akron, Ohio with respect to the resolution of any disputes arising under this Agreement and for the enforcement of any arbitration findings issued in connection with the arbitration of any disputes among the parties. The parties hereby waive any defenses based on venue, forum non conveniens, lack of personal jurisdiction, or similar grounds for any action or suit brought in these courts. As an alternative to commencing litigation in court, a party may elect to commence arbitration at the American Arbitration Association ("AAA") office servicing Summit County, Ohio. Such arbitration shall be conducted pursuant to the AAA commercial arbitration rules, and shall be binding on the parties thereto. The arbitration shall be held before three (3) arbitrators. Telxon shall have the right to appoint one arbitrator, Aironet shall have the right to appoint the second arbitrator; and the two (2) aforesaid arbitrators shall jointly select the third arbitrator, who will preside over the arbitration proceeding. The costs of the arbitration shall be divided equally between Telxon and Aironet; provided, however, that each party shall bear its own costs of counsel and of otherwise participating in any and all phases of any arbitration. Notwithstanding that the commercial arbitration rules of the AAA shall apply to any arbitration commenced under this Section 18.10, the parties agree that the Federal Rules of Evidence shall govern all evidentiary matters in such arbitration.

         18.11 NOTICES. Any notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by confirmed fax receipt, confirmed courier delivery, or confirmed postal delivery and shall be deemed made upon confirmation of receipt. Such notices shall be made to:

                  Attn: Chief Executive Officer           Attn: Chief Executive Officer
                  Aironet Wireless Communications, Inc.   Telxon Corporation
                  367 Ghent Road, Suite 300               3330 West Market Street
                  Fairlawn, Ohio 44333                    Akron, Ohio 44333

         18.12 MERGER. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, both oral and written. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against either party. This Agreement may not be amended except pursuant to a written instrument executed by both parties hereto, nor may any provision hereof be waived except pursuant to a written instrument executed by the party granting such waiver.

IN WITNESS WHEREOF, the authorized representatives of the parties hereby execute this Agreement as of the date set forth in the first paragraph hereof.


AIRONET WIRELESS                            TELXON CORPORATION
         COMMUNICATIONS, INC.

By: /s/ Roger J. Murphy                     By: /s/ Kenneth W. Haver
   -------------------------------------       --------------------------------
      Roger J. Murphy, President                 Kenneth W. Haver, Senior Vice
         and Chief Executive Officer             President and Chief Financial
                                                 Officer

                                    EXHIBIT A
                                 LEGACY PRODUCTS



-------------------------------- ------------------------------ -------------------------------
                                          1000 SERIES                    2000 SERIES
                                          ===========                    ===========
-------------------------------- ------------------------------ -------------------------------
                                            900 MHz                        2.4 GHz
                                             DSSS                            DSSS
                                          Proprietary                    Proprietary

-------------------------------- ------------------------------ -------------------------------
RADIOS:                          R100 (095)                     R200 (025)
                                 093
                                 091

-------------------------------- ------------------------------ -------------------------------
PC CARDS:                        PC1000 (690-900)               PC2000 (690-2400)

-------------------------------- ------------------------------ -------------------------------
ACCESS POINTS:                   AP1000E (630-900)              AP2000E (630-2400)
                                 AP1000T (631-900)              AP2000T (631-2400)
                                 AP1000L (632-900)              AP2000L (632-2400)

-------------------------------- ------------------------------ -------------------------------
UNIVERSAL CLIENTS:               UC1000E                        UC2000E
                                 UC1000S                        UC2000S

-------------------------------- ------------------------------ -------------------------------
OTHERS:                          IC1000 (655-900)               IC2000 (655-2400)
                                 MC1000 (670-900)               MC2000 (670-2400)
                                 671-900                        671-2400
                                 672-900                        672-2400
                                 POSLAN 210-900                 DS2415-2400
                                 DS2410-900
                                 DS2445
-------------------------------- ------------------------------ -------------------------------

                                   SCHEDULE 5
                                  ROYALTY RATES

1. ACCESS POINT SOFTWARE. Telxon shall pay the following royalties for each copy of Access Point software licensed under this Agreement which is sold, or otherwise transferred or invoiced, by Telxon:

         a.       from April 1, 1998 through March 31, 1999, $80.

         b.       from April 1, 1999 through March 31, 2000, $70.

         c.       from April 1, 2000 through March 31, 2001, $60.

         d. from April 1, 2001 through March 31, 2002, if the Access Point on which the software is utilized is sold, transferred or invoiced with an Aironet Product radio or pc card, $30; otherwise, $50.

         e. from April 1, 2002 through March 31, 2003, if the Access Point on which the software is utilized is sold, transferred or invoiced with an Aironet Product radio or pc card, $30; otherwise, $40.

         f.       After March 31, 2003, $30.

         The royalty under this Section 1 is in addition to the royalty due under Section 3 or Section 4 of this SCHEDULE 5, if any.

2. CLIENT SOFTWARE AND RELATED CHIP SET. For the License of client software included in the Legacy Software, Telxon shall pay Aironet a royalty of $15 per unit up to 20,000 units per year (in aggregate), and $10 per unit for each unit beyond 20,000 annually, for any Telxon Derived Products sold, or otherwise transferred or invoiced, by Telxon that are either (1) a 900 MHz DSSS PC Card product or (2) an Aerocomm 2.4GHz radio adapter, in either case that utilize the client software included in the Legacy Software licensed under this Agreement. In the case of Telxon Derived Products that are 900 MHz DSSS PC Card products which utilize Aironet's proprietary chip set, Telxon shall, in addition to the software royalty provided for above in this
               Section 2 pay a royalty of $10 per unit. Other than the royalties due under this Section 2, Telxon shall owe Aironet no royalty in respect of any 900 MHz DSSS PC Card product or an Aerocomm 2.4GHz radio adapter.

3. RADIOS. Telxon shall pay Aironet a royalty equal to 15% of Telxon's Fully-Burdened Manufacturing Cost for each Radio sold, or otherwise transferred or invoiced, by Telxon in or for use in any access point, or 25% for each Radio sold, or otherwise transferred or invoiced, by Telxon in or for use in any handheld client or other non-access point device. If a royalty is due under Section 2 or 4 of this SCHEDULE 5, no royalty is due under this Section 3.

4. PC CARDS. Telxon shall pay Aironet a royalty equal to 15% of Telxon's Fully-Burdened Manufacturing Cost (which cost shall include the cost of the Radio incorporated into such PC Card but shall not include the cost of the radio incorporated therein if purchased from Aironet) for each PC Card sold, or otherwise transferred or invoiced, by Telxon in or for use in any access point, or 25% for each PC Card sold by, or otherwise transferred or invoiced by Telxon in or for use in any handheld client or other non-access device. If a royalty is due under Section 3 of this SCHEDULE 5, no royalty is due under this Section 4.

5. UNIVERSAL CLIENTS. Telxon shall pay Aironet a royalty equal to 25% of Telxon's Fully-burdened Manufacturing Cost (not including the cost of the radio or pc card incorporated into such Universal Client; the royalty under this Section 5 is in addition to the royalty due under Sections 2, 3, or 4 of this SCHEDULE 5, if any) for each Legacy Product Universal Client (listed on EXHIBIT A) or Telxon Derived Product Universal Client sold, or otherwise transferred or invoiced, by Telxon.

          a. In the case of any new version of a Universal Client (i.e., not ethernet or serial), if Aironet does not develop the interface daughter card, the cost of such card shall not be included in calculating the corresponding royalty.

6. OTHER LEGACY AND TELXON DERIVED PRODUCTS. Telxon shall pay Aironet a royalty equal to 25% of Telxon's Fully-Burdened Manufacturing Cost for each unit of Telxon Derived Product or Legacy Product sold, or transferred or otherwise invoiced, by Telxon, that is not an Access Point, Universal Client, Radio, or PC Card.

7.        TERMINATION OF ROYALTIES. Subject to the other provisions of this
          SCHEDULE 5, in the event of a Change in Control of Aironet (defined in Section 7.1 of this SCHEDULE 5), other than as a result of (i) a bona fide, firm commitment, underwritten, public offering of Aironet stock, or (ii) a spin-off, a dividend or any other distribution of Aironet stock by Telxon to its stockholders:

          i. royalties shall be payable with respect to Aironet Technology Access Point software, Aironet Technology client software and any related chip set (i) until the date that is four (4) years after such event, (ii) until the date upon which total royalties of Four Million Dollars ($4,000,000) shall have been paid by Telxon following such event, or
                    (iii) immediately if such Change in Control is in a transaction with a competitor of Telxon which derives twenty percent (20%) or more of its annual operating revenue from business(es) representing twenty percent (20%) or more of Telxon's annual operating revenues, whichever of clauses
                    (i), (ii) or (iii) comes first, at which time all rights and licenses granted by Aironet to Telxon in this Agreement with respect to such software, and all royalties with respect to such software, shall be deemed to be fully paid up and no longer required to be paid; and

          ii. all rights and licenses granted by Aironet to Telxon in this Agreement with respect to all Aironet Technology other than the software and chip set described in Section 7.0.1 of this SCHEDULE 5, and all royalties with respect to all Aironet Technology other than the software and chip set described in Section 7.0.1 of this
                    SCHEDULE 5 shall be deemed to be fully paid up and no longer required to be paid.

a.        A "Change in Control" is deemed to have occurred if:

          i. after the date hereof and prior to a bona fide, firm commitment, underwritten, initial public offering of Aironet stock, if any ("IPO"), (i) any Person other than the Investors (defined herein) becomes the "beneficial owner" (as defined in Rule 13d-3, as in effect on the date hereof, under the Securities Exchange Act of 1934 (as amended, the "Exchange Act")), directly or indirectly, of more than fifty percent (50%) of the combined voting power of Aironet's Voting Securities, or (ii) any Person other than the Investors becomes entitled to elect or designate a majority of the directors of Aironet's Board of Directors;

          ii. after an IPO, if (i) any Person becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of Aironet's Voting Securities, provided, that if such event occurs as a result of a sale or other transfer by Telxon (other than as a "Participant" pursuant to section 3(d) of the Stockholders Agreement of even date herewith, by and among Aironet and its stockholders (the "Stockholders Agreement")) or a Telxon Group (defined herein) of Voting Securities or an issuance by Aironet of Voting Securities, then only if such securities are acquired for no less than Ten Dollars and 50/100 Dollars ($10.50) per share and if Axiom Venture Partners II Limited Partnership, Telantis Venture Partners V, Inc., W, A & H Investments LLC, Clarion Capital Corporation and Frank B. Carr, in the aggregate, do not continue, upon the consummation of such transaction, to own ten percent (10%) or more of the voting power of Aironet's Voting Securities, or (ii) the Continuing Directors cease for any reason to constitute at least a majority of the Aironet Board of Directors, other than as a result of Telxon or a Telxon Group (A) voting its Voting Securities to elect directors other than, or failing to vote its Voting Securities in favor of, those standing for election as part of the same vote by Aironet's stockholders who were nominated by an affirmative vote of at least a majority of the then Continuing Directors (either by a specific vote or by approval of the proxy statement of Aironet in which such person is named as a nominee for director or of the inclusion of such person in such proxy statement as such a nominee, in any such case without objection by any member of such approving majority of the then Continuing Directors to the nomination of such person or the naming of such person as a director nominee), (B) voting its Voting Securities to remove then Continuing Directors or otherwise causing the then Continuing Directors to resign from Aironet's Board of Directors or (C) voting its Voting Securities to decrease the number of directors constituting the Aironet Board of Directors or to fill any vacancies on the Aironet Board of Directors resulting from an increase in the number of directors with persons other than those standing for election to such vacancies as part of the same vote by Aironet's stockholders who were nominated by an affirmative vote of at least a majority of the then Continuing Directors (as evidenced by vote, approval or inclusion in the manner provided in subclause (A) of this clause (ii)); and

          iii. at any time, there otherwise occurs a sale, lease, exchange or other disposition to a Person of all or substantially all the assets, or the dissolution or liquidation, of Aironet, or any acquisition of stock by a Person, or any merger, consolidation or reorganization to which Aironet and a Person are parties, and as the result of which Aironet's stockholders prior to the transaction do not after the transaction own at least fifty percent (50%) of the voting power of Aironet or the surviving entity, as applicable, in the election of directors,.

b. "Continuing Directors" means and includes the persons constituting Aironet's Board of Directors as of the date of the IPO as well as each person who becomes a director of Aironet subsequent to the date of the IPO whose election, or nomination for election by Aironet's stockholders, was approved by an affirmative vote of at least a majority of the then Continuing Directors (either by a specific vote or by approval of the proxy statement of Aironet in which such person is named as a nominee for director or of the inclusion of such person in such proxy statement as such a nominee, in any such case without objection by any member of such approving majority of the then Continuing Directors to the nomination of such person or the naming of such person as a director nominee), for so long as each such director shall remain in office.

c. "Person" means and includes any individual, corporation, partnership, group, association or other "person", as such term is used in Section 14(d) of the Exchange Act, but excluding Telxon, any Telxon Group, any affiliate (as defined in Rule 12b-2, as in effect on the date hereof, under the Exchange Act) of Telxon, any member of a Telxon Group, or Aironet, or any employee benefit plan sponsored by any of the foregoing. For purposes of this Section 7, references to "Telxon" shall include a Person which succeeds to Telxon's business or assets as a whole, whether by purchase of the stock or assets of Telxon, merger or otherwise. "Telxon Group" means one or more Persons that act or refrain from acting at Telxon's direct or indirect request, alone or in concert with each other, or with Telxon.

d. "Voting Securities" means the Aironet Common Stock, par value $0.01 per share, and any and all other then outstanding Aironet securities ordinarily having the right to vote generally in the election of Aironet directors.

e. All rights and licenses granted by Aironet to Telxon in this Agreement with respect to all Aironet Technology other than the software or chip set described in Section 7.0.1 of this SCHEDULE 5, and all royalties with respect to all Aironet Technology other than the software or chip set described in Section 7.0.1 of this SCHEDULE 5, shall be deemed to be fully paid up and no longer required to be paid as of April 1, 2001, unless Section 7.0.2. of this SCHEDULE 5 earlier applies.

f. In no event shall the aggregate royalties payable by Telxon to Aironet pursuant to Article 5 of this Agreement and this SCHEDULE 5 and Section 8.11.3.2 of this Agreement and Section 4 of SCHEDULE 8 in respect of the following periods exceed the respective maximum amounts indicated in the following table, reduced as provided below:

                  Royalty Period                     Maximum Aggregate Royalties

         April 1, 1998 - March 31, 1999                       $7,000,000

         April 1, 1999 - March 31, 2000                       $6,500,000

         April 1, 2000 - March 31, 2001                       $5,000,000

         Each April 1 - March 31 thereafter                   $4,000,000

          The provisions of this Section 7.6 shall not apply to royalties for New Software.

8.        Upon the termination of software and related chip set royalties under
          Section 7.0.1 of this SCHEDULE 5, Telxon shall commence to pay Aironet for the software related services rendered by it to Telxon under
          Article 11 of the Agreement, and upon the termination of royalties for other than software or the related chip set under Sections 7.0.2 and/or 7.5 of this SCHEDULE 5, Telxon shall commence to pay Aironet for the services rendered by it to Telxon under Article 11 of the Agreement related to items other than software and the related chip set, and in either case at Aironet's cost of rendering such services plus fifty percent (50%).

                                   SCHEDULE 8
                             AIRONET PRODUCT PRICING

1. BRIDGE PRODUCTS. Telxon shall pay Aironet a price equal to 154% of Aironet's Fully-Burdened Manufacturing Cost for each unit of any Bridge Products purchased by Telxon.

2. ALL OTHER AIRONET PRODUCTS. Telxon shall pay Aironet a price equal to 133 1/3 % of Aironet's Fully-Burdened Manufacturing Costs for each unit of any other Aironet Products purchased by Telxon.

3. RENEGOTIATION OF SUPPLY OBLIGATIONS. The Aironet Product supply obligations provided for in Article 8 of the Agreement and the pricing provided for in this SCHEDULE 8 are intended to be effective until the date four (4) years after the first to occur of (i) Aironet becoming a publicly traded company through an underwritten firm commitment initial public offering in which the proceeds to Aironet are at least Eight Million Dollars ($8,000,000), or (ii) a change in control of Aironet which results from a merger, consolidation, sale of all of Aironet's issued and outstanding stock to a single purchaser, or the sale or other disposition of substantially all of Aironet's assets to a single purchaser, in a single transaction or a series of transactions. Prior to the expiration of such expiration date, the parties shall in good faith renegotiate the original pricing and other terms of the supply obligations, which shall cease to be effective at such date. This Section 3 shall not affect the license granted in
          Section 8.11.3 of the Agreement, which shall not expire or be subject to renegotiation under this Section 3.

4. DISCONTINUED AIRONET PRODUCTS. Royalties shall be due from Telxon to Aironet on discontinued Aironet Products in accordance with the principles of Article 8 and this SCHEDULE 8, at a rate of thirty three and one third percent (33 1/3%) of Telxon's Fully-Burdened Manufacturing Cost, provided that all rights and licenses granted by Aironet to Telxon in Section 8.11.3 of the Agreement with respect to a particular discontinued Aironet Product, and all royalties with respect thereto, shall be deemed to be fully paid up and not required to be paid from and after the date five (5) years after the date (the "Commencement Date") that Telxon first exercises rights under Section
          8.11.3 with respect to that product.